Exhibit 10.3

BUILD-A-BEAR WORKSHOP, INC.

Description of Build-A-Bear Workshop, Inc.

Long-Term Performance-Based Cash Incentive Program for Chiefs

The purpose of the Build-A-Bear Workshop, Inc. (the “Company”) Long-Term Performance-Based Cash Incentive Program for Chiefs (the “Program”) is to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to the Company’s business success, and align the interests of the Company’s executive officers and stockholders by rewarding the executive officers for performance based on achievement of long-term targets established by the Compensation and Development of the Company’s Board of Directors (the “Committee”). The Program has been adopted under the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”).

The Committee in its discretion determines which Chiefs of the Company are eligible to participate in the Program. The cash award, if any, to be earned by each Chief will be calculated by multiplying the applicable Target Payout Amount for the respective Chief by the average of the applicable Percentage of Target Payout Amount Earned for each of the three consecutive fiscal years beginning with the fiscal year in which applicable award is made.

The Percentage of Target Payout Amount Earned is set based on the achievement of one or more performance objectives as follows: (i) a threshold achievement of 25% of the performance objective; (ii) a target achievement of 100% of the performance objective; and (iii) a maximum achievement of 200% of the performance objective (the “Achievement Levels”). The applicable performance objectives will be established by the Committee within the first ninety (90) days of the fiscal year in which the applicable award is made and will be based on one or more categories of performance measures set forth in Section 9 of the 2017 Plan. The applicable performance objectives for years following the year in which the award is made will be based on growth rates over actual results for the prior year with such growth rates established within the first ninety (90) days of the fiscal year in which the applicable award is made. The calculation of awards earned will be interpolated to reflect performance results which fall within any of the Achievement Levels, in the sole discretion of the Committee.

In the event of a financial restatement impacting the applicable performance objective after an earned award has been paid, the Company shall recover from the recipient of such earned award the applicable amount of the earned award which should not have been paid, based on the restatement of the performance objective, plus interest at the rate determined by the Committee, from the time Company made such earned award payment to the recipient until its recovery thereof. The recovery of any earned award paid pursuant to the Program shall be made in accordance with the terms of any incentive compensation recoupment or recovery policy adopted in the future by the Company pursuant to Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the New York Stock Exchange, or any national securities exchange on which the Company’s common stock is then-listed, to the extent that such policy would apply to such cash payments.